FOR IMMEDIATE RELEASE

Investor Contact:
Carol DiRaimo, (913) 967-4109

Media Contact:
Laurie Ellison, (913) 967-2718

                    Applebee's International Provides Update
               on the Strategy Committee of the Board of Directors

OVERLAND PARK, KAN., April 26, 2007 - Consistent with its March 12 commitment to update shareholders on its strategic process, Applebee's International, Inc. (Nasdaq:APPB) and its Board of Directors today provided an update on the activities of its Strategy Committee.

The Committee announced that the strategic process has yielded several non-binding, preliminary proposals to acquire the company. Based on a careful review of those bids, the Committee and the full Board have approved entering into a second round of detailed due diligence discussions before asking potential buyers to submit definitive, binding proposals.

Concurrently, the Strategy Committee and its financial advisor, Citigroup Global Markets Inc., are continuing to evaluate a possible recapitalization of the company. The Committee also is continuing its review of the company's returns on capital, the mix of company-owned versus franchised restaurants, overhead cost structure and strategies for improving same-store sales.

Additionally, the company announced it has been working with Lehman Brothers Inc. and Banc of America Securities LLC to explore a securitization of the company's royalty income stream and other assets. Such a securitization could be used in either the recapitalization of the company or by a potential buyer of the company.

The company reiterated that it is premature to comment on the likelihood or potential values in a recapitalization or sale relative to the other options the Strategy Committee is evaluating. There can be no assurance that any transaction will be pursued, or if pursued, that it will be consummated by the company.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of April 1, 2007, there were 1,930 restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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